EXHIBIT 99.1

     [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


DATE:  February 16, 2000               INVESTOR CONTACT:
                                       Lynn Hord: 972/855-3729

                                       MEDIA CONTACT:
FOR RELEASE:  Immediately              Randy Hicks:  972/855-3720

       ATMOS ENERGY TO JOIN FORCES WITH THREE OTHER COMPANIES
                TO CREATE NATIONAL PROPANE OPERATION

DALLAS, Texas -- Atmos Energy Corporation (NYSE: ATO) today announced that it has entered into an agreement to form a joint venture which combines its United Cities Propane Gas operations with the propane operations of AGL Resources, Inc. (NYSE: ATG), Atlanta,
Ga.;   Piedmont Natural Gas Company, Inc. (NYSE: PNY), Charlotte,
N.C. ; and TECO Energy (NYSE: TE), Tampa, Fla.

The combined entity, to be named US Propane, L.P., will be among the 10 largest propane retailers in the nation, with nearly 200,000 customers. Focused on the Southeast, US Propane will have operations in Alabama, Florida, Georgia, Kentucky, North Carolina, South Carolina and Tennessee. The transaction is subject to regulatory approval for one of the proposed venturers and other customary conditions. The participating companies expect the transaction to be completed by May 1, 2000. The companies are being advised in this transaction by PaineWebber.

"This venture will allow Atmos Energy to achieve its goal of growing to be one of the largest propane distributors in the country," said Robert W. Best, Chairman, President and CEO. "It's a major opportunity for us to fully maximize the potential of our propane business. We believe the combination should enhance our customer service and competitiveness while providing growth opportunities for our employees and long-term value for our shareholders."

A nationwide search for a chief executive officer to establish US
Propane and lead its growth is currently underway. The Company has tentatively selected Nashville, Tennessee as its headquarters.

This press release contains forward-looking statements, which are subject to inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include: the ability to successfully complete the joint venture transaction; to effectively integrate the different operations; to recruit qualified personnel, including a CEO; to successfully compete against established national and regional propane operations; and to effect the transactions that will contribute to the growth of the business.

Atmos Energy Corporation of Dallas, Texas, distributes natural gas and propane to more than one million customers in 13 states through its operating divisions - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and United Cities Propane Gas, Inc.
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